Exhibit 99.1

2013 Annual report

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Business Review of the Full Year 2013

Highlights

•	Turnover grew 16% year on year, benefitting from the good results of the Top 20 brands and the full year contribution from the brands acquired from GSK in 2012. Turnover of Top 20 brands increased by 25% and represented 51% of consolidated turnover in 2013. Strong sales performance in Germany, UK/Ireland, France, Belgium, Nordic, Russia and Poland.

•	Continued investments in top brands, as well as in optimizing the organization in selected countries.

•	Gross margin as percentage of net sales increased to 54%.

•	Profitability: improvement of all indicators (gross margin, operating cash flow margin, operating profit margin, net margin).

•	Net debt remains safely within covenants.

Key Financial figures FY 2013

(in € million)	2013
Consolidated Net Sales	1 213.4
Gross Margin	654.0
As percentage of Net Sales	53.9%

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Net Sales 2013

Consolidated net sales increased by 16%, reflecting the full year inclusion of the sales from the brands acquired from GSK in 2012. On a like-for-like basis, the net sales of OTC products continued to grow over 5%. The turnover from the distribution of generics in Belgium remained stable (increase of 1%) and represented 15% of 2013 consolidated net sales.

As a consequence of the strong euro, the currency conversion impact (mainly on British pound and Russian rouble) mounted to €-8.4 million on net sales compared to last year.

Brands acquired in 2013 as Arterin, Etixx, Buurmans and Vitafytea contributed €10.4 million to the group net sales.

Top 20 brands like XLS, Abtei, Lactacyd, Solpadeine, Paranix, Paravet, … generated €616.9 million net sales, i.e. 51% of the 2013 consolidated turnover of the Group. Thanks to the continuous focus and investments in these brands, their turnover grew with 25% versus 2012.

Notes to the income statement

As a result of the first time reporting of IAS 19 Revised, the income statement of 2012 has been restated. The impact of the restatement is an increase of the ‘other income’ with €0.373 million. As a consequence, the operating profit increased from €124.0 million to €124.4 million, and the net result increased from €65.8 million to €66.2 million.

Expressed as a percentage of net sales, the gross margin grew from 53% in 2012 to 54% in 2013. This is the result of an improved product mix - i.e. more sales contribution from high-margin products and brands, mainly those included in the Top 20 of the group, which had an average gross margin of 67%. Excluding the distribution of generics in Belgium —‘by definition’ characterised with a lower gross margin— the average gross margin for the group was approximately 61%.

Sales and Marketing expenses —including Advertising & Promotion (A&P)— increased by 26% to €348.4 million and represent 29% of net consolidated sales. The last few years, Omega Pharma has consistently allocated its A&P budget largely in support of its Top 20 brands. Approximately 40% of the 2013 consolidated A&P spent was allocated to TV advertising, which is generally considered to still be the most effective advertising instrument for OTC products.

In 2013, Distribution expenses increased with 11% versus 2012 (compared with a sales growth of 16%)

General administrative expenses, were at €59.1 million or 5% of net sales, and reflect the structural investments in a future proof professional organization with more emphasis on R&D, regulatory, innovation, etc.

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Exceptional expenses amounted to €42.1 million and were largely defined by restructuring charges and related provisions in Italy (stop collaboration and bad debt provision for one of their major distributors), Germany (relocation of offices), Spain (reorientation of business model), Portugal (reorganization of the operations) and Turkey (reorganization of the operations).

In 2013, the Financial Result amounted to €-63.3 million compared to €-58.5 million in 2012. This evolution largely results from a higher level of average net debt in which caused an increase of the interests paid by €9.1 million.

Income taxes were €19.8 million for 2013, implying a tax rate of 26.7%. In 2012, income taxes amounted to €20.2 million.

This yielded a Result after income tax of €54.5 million versus €42.6 million in 2012 (restated).

Notes to the balance sheet

On 31 December 2013, net debt amounted to €979.9 million (according to the methodology applied for the bank covenants). On 31 December 2012, the net debt was €972.7 million. With this net debt level, Omega Pharma remains safely within the covenants agreed upon with its credit providers.

Working capital amounted on 31 December 2013 to €92.1 million, i.e. 8% of net sales. On 31 December 2012, the working capital reached a level of €97.1 million (9% of net sales, non-annualized for acquisitions. The stock level increased in various countries as a consequence of the introduction of new brands, more than compensated by lower receivables and higher payables.

Intangible assets corresponded to an amount of €1,555.4 million versus €1,517.2 million at the end of 2012. This increase mainly refers to the acquisitions made in 2013: the inclusion of the GSK Ukraine deal, Arterin and Naturoteek.

The increase under tangible assets refers to the investments in the production entities of the Group on the one hand, and to the reclassification of one building reported last year as “Assets held for sale” back to property, plant and equipment on the other hand.

Equity increased from €611.1 million (restated, cf. last paragraph) to €626.8 million, principally as a result of the profit of the year.

As a result of the restatement of the balance sheet for the first time adoption of IAS 19 Revised, the provision for pensions was restated in 2011 from €5.6 million to €10.3 million. In 2012, the provision for pensions was restated from €8.0 million to €12.4 million.

Taking into account the corresponding deferred taxes, the equity decreased. In 2011, the equity from €633.2 million as reported, to €629.8 (restated). In 2012, the equity decreased from €614.2 million as reported, to €611.1 million (restated).

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Main events in 2013

•	On 1 January 2013, Omega Pharma gained full ownership of Naturoteek, a Belgium company that markets three key brands: Buurmans (a food supplement range for the Dutch market), Vitafytea (a high-quality food supplement range, often recommended by physicians, for the Belgian market) and Etixx (the number one on the Belgian market for sports nutrition products and food supplements for professional and amateur athletes).

•	On 31 January 2013, it was announced that Omega Pharma remains for at least five additional years the exclusive distributor in Belgium of the generic medicines of Eurogenerics (EG), a subsidiary of Stada. Omega Pharma already distributes the EG products on the Belgian market since 1999.

•	On 28 February 2013, Omega Pharma announced the acquisition of Arterin, Belgian market leader in natural food supplements for managing the cholesterol level.

•	On 30 April 2013, Omega Pharma closed the final part of the GSK transaction, after having received clearance from the Ukrainian Competition Authorities for the take-over of the Ukraine-related part of the brands.

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Consolidated financial statements

Report of the Independent Auditor		8
Consolidated income statement		10
Consolidated statement of comprehensive income		11
Consolidated balance sheet		12
Consolidated statement of changes in equity		13
Consolidated cash flow statement		14

Notes to the consolidated financial statements		15
1.	General information	15
2.	Summary of significant accounting policies	15
3.	Risk management	29
4.	Segment information	34
5.	Income statement items	36
5.1	Turnover	36
5.2	Total net operating costs	36
5.3	Net finance cost	38
5.4	Income tax	38
6.	Balance sheet items	39
6.1	Intangible assets	39
6.2	Property, plant and equipment	43
6.3	Financial assets and other non-current assets	44
6.4	Inventories	44
6.5	Trade and other receivables	45
6.6	Cash and cash equivalent	45
6.7	Assets held for sale	46
6.8	Equity	46
6.9	Provisions	48
6.10	Retirement benefit obligations	48
6.11	Taxes, remuneration and social security	51
6.12	Financial debts and derivative financial instruments	53
6.13	Other current payables	60
7.	Miscellaneous items	61
7.1	Contingencies	61
7.2	Off balance sheet rights and obligations	61
7.3	Business combinations	62
7.4	List of consolidated companies	64
7.5	Significant events after balance sheet date	68
7.6	Related parties	68
7.7	Warrants	68
7.8	Dividend	68
7.9	Shareholders’ structure	69
7.10	Information on the auditor’s remuneration and related services	70

The notes 1 to 7 form an integral part of the consolidated financial statements.

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Report of the Independent Accountant

We have audited the accompanying consolidated financial statements of Omega Pharma Invest N.V and its subsidiaries, which comprise the consolidated balance sheet as of December 31, 2013 and the related consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

As discussed in Note 2.1, the accompanying consolidated financial statements do not include comparative figures for the prior year as required by IAS 1 “Presentation of Financial Statements”. In our opinion, inclusion of comparative figures is necessary to obtain a proper understanding of the current period’s financial statements.

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Opinion

In our opinion, except for the exclusion of comparative information, as discussed in the preceding paragraph, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Omega Pharma Invest N.V. and its subsidiaries at December 31, 2013, and the consolidated results of their operations and their consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Gent, November 17, 2014

PricewaterhouseCoopers Reviseurs d’Entreprises

Represented by

Peter Opsomer*

Partner

*	Peter Opsomer BVBA

Board Member, represented by its fixed representative,

Peter Opsomer

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Consolidated income statement

(in thousand euro)	Note	2013
Net Sales	5.1	1 213 386

Cost of goods sold	5.2	-559 359

Gross Margin		654 027

Distribution expenses	5.2	-69 874
Sales and Marketing expenses	5.2	-348 376
General Administrative expenses	5.2	-59 103
Other operating income/expense, net	5.2.3	3 059
Exceptional items	5.2.3	-42 107

Operating Profit		137 626

Finance income	5.3	4 551
Finance cost	5.3	-67 876

Net Finance cost	5.3	-63 325

Result from continuing activities before income tax		74 301

Income tax expense	5.4	-19 844

Result after income tax		54 457
Of which attributable to the shareholders of the parent company		54 500
Of which attributable to non-controlling interests		-43

The above consolidated income statement should be read in conjunction with the accompanying notes.

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Consolidated statement of comprehensive income

At 31 December 2013 (in € thousand)	Note	Fair value and other reserves	Cumulative translation adjustments	Retained earnings	Attributable to the shareholders of the parent company	Attributable to non- controlling Interests	Total equity

Profit of the period				54 500	54 500	-43	54 457

Fair value gains/(losses) on cash flow hedges	6.12	2 714			2 714		2 714
Fair value gains/(losses) on cash flow hedges - Tax effect	6.12	-923			-923		-923
Currency translation adjustments			95		95		95
Items that may be subsequently reclassified to income statement		1 791	95		1 886		1 886
Actuarial gains/(losses)(*)				-1 059	-1 059		-1 059
Actuarial gains/(losses) - Tax(*) effect				301	301		301

Total recognized income for the period ended 31 December 2013		1 791	95	53 742	55 628	-43	55 585

(*)	items that will not be reclassified to profit and loss

The above consolidated statement of comprehensive income should be read in conjunction with the accompanying notes.

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Consolidated Balance Sheet

(in € thousand)	Note	31 December 2013
Non-current assets		1 689 977
Intangible assets	6.1	1 555 423
Of which consolidation goodwill		580 594
Property, plant and equipment	6.2	79 665
Financial assets	6.3	1 940
Deferred income tax assets	6.11	41 315
Other non-current assets	6.3	11 634
Current assets		523 929
Inventories	6.4	191 613
Trade receivables	6.5	210 223
Other current assets	6.5	44 719
Of which income tax assets		3 483
Cash and cash equivalents	6.6	77 374
Assets held for sale	6.7	0

TOTAL ASSETS		2 213 906

EQUITY	6.8	626 799
Share capital and share premium		424 489
Retained earnings		243 530
Treasury shares		-34 926
Fair value and other reserves		-6 750
Cumulative translation adjustments		518
Equity attributable to the shareholders of the parent company		626 861
Equity attributable to non-controlling interests		-62
LIABILITIES		1 587 107
Non-current liabilities		1 145 592
Provisions	6.9	1 754
Pension obligations	6.10	14 013
Deferred income tax liabilities	6.11	106 246
Retail Bond	6.12	600 000
Borrowings (non-current Financial liabilities)	6.12	410 586
Other non-current liabilities	6.12	1 072
Derivative financial instruments	6.12	11 921
Current liabilities		441 515
Borrowings (current Financial liabilities)	6.12	41 045
Trade payables	6.12	309 716
Taxes, remuneration and social security	6.11	48 558
Other current payables	6.13	38 619
Derivative financial instruments	6.12	3 577

TOTAL EQUITY AND LIABILITIES		2 213 906

The above consolidated balance sheet should be read in conjunction with the accompanying notes.

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Consolidated statement of changes in equity

IFRS (in EUR thousand)	Note	Number of shares	Share capital and share premium	Treasury shares	Fair value & other reserves	Cumulative translation adjustments	Retained earnings	Attributable to Shareholders of parent company	Attributable to non- controlling interests	Total equity
Amount 31 December 2012		685 348 257	424 489	-34 926	-8 541	423	229 812	611 257	-129	611 128

Total comprehensive income for the period ended 31 Dec. 2013				0	1 791	95	53 742	55 628	-43	55 585

Treasury shares	7.8

Dividend	7.8						-40 024	-40 024		-40 024
Attributable to non-controlling interests									110	110
Amount 31 December 2013		685 348 257	424 489	-34 926	-6 750	518	243 530	626 861	-62	626 799

The above consolidated statement of changes in equity should be read in conjunction with the accompanying notes.

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Consolidated cash flow statement

(in thousand euro)	2013

Profit before income tax	74 301

Taxes paid	-12 113
Adjustments for operational non-cash items	60 548
Adjustments for interests and financial non-cash items	50 950

Gross cash flow from operating activities	173 686

Changes in operating working capital	4 993
Changes in working capital related to changes in scope and other	-14 496

Total cash flow from operating activities	164 183

Capital expenditure	-88 569
Disposals of investment goods	1 835
Investments in existing shareholdings (post payments) and in new holdings	-5 145

Total cash flow from investing activities	-91 879

Proceeds from the issue of share capital	0
Dividend distribution to the Company’s shareholders	-40 033
Dividend distribution to the non-controlling interests	0
Proceeds from borrowings	25
Repayments of borrowings	-40 095
Interest received	4 150
Interests paid)	-54 031

Total cash flow from financing activities	-129 984

Net increase/decrease of cash flows for the period	-57 680

Cash and cash equivalents - start of the period	136 881
Impact of discontinues operations on cash and cash equivalents
Impact of demerger on cash and cash equivalents
Gains or losses on currency exchange on liquid assets	-1 826
Cash and cash equivalents - end of the period	77 375

Total net cash flow of the period	-57 680

The above consolidated cash flow statement should be read in conjunction with the accompanying notes.

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Notes to the consolidated financial statements

1.	General information

Omega Pharma Invest NV (the ‘Company’) and its subsidiaries (together the ‘Group’) are vendors of high-added-value products and services to pharmacies and other medical sectors. The Group has activities in close to 40 countries.

The Company is a limited liability company, making or having made a public appeal on savings. The Company is incorporated and domiciled in Belgium, having its registered office at Venecoweg 26, 9810 Nazareth, with company number BE 0439 658 834.

These consolidated financial statements have been approved for issue by the board of directors on 17 November 2014.

2.	Summary of significant accounting policies

The principal accounting policies applied in preparation of these consolidated financial statements are set out below.

These policies have been consistently applied by all consolidated entities, including subsidiaries, to all the years presented, unless otherwise stated.

2.1 Basis of preparation

The consolidated financial statements of the Omega Pharma group have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRSs as issued by the IASB). The consolidated financial statements have been prepared under the historical cost convention as modified by the revaluation of financial assets and liabilities (including derivative instruments) at fair value.

The consolidated financial statements of Omega Pharma Invest NV as of and for the year ended December 31, 2013 have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS) except that the consolidated financial information do not include comparative figures for the prior period as required

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by IAS 1 “Presentation of Financial Statements”. The purpose of these financial statements is to meet the reporting requirements of Rule 3-05 of Regulation S-X of Securities and Exchange Commission (SEC).

The following new standards, amendments to standards and interpretations are mandatory for the first time for the financial year beginning 1 January 2013. None of the below standards or interpretations had a significant impact on the Group:

•	Amendments to IAS 1 ‘Presentation of financial statements’, effective for annual periods beginning on or after 1 July 2012. The amendment changes the disclosure of items presented in other comprehensive income (OCI) in the statement of comprehensive income.

•	IAS 19 Revised ‘Employee benefits’, effective for annual periods beginning on or after 1 January 2013. Through these amendments significant changes are made to the recognition and measurement of defined benefit pension expense and termination benefits, and to the disclosures for all employee benefits.

•	Amendments to IFRS 7 ‘Disclosures - Offsetting financial assets and financial liabilities’, effective for annual periods beginning on or after 1 January 2013. The amendment reflects the joint requirements with the FASB to enhance current offsetting disclosures. The new disclosures are intended to facilitate comparison between those entities that prepare IFRS financial statements to those that prepare financial statements in accordance with US GAAP.

•	IFRS 13 ‘Fair value measurement’, effective for annual periods beginning on or after 1 January 2013. The new standard explains how to measure fair value for financial reporting.

•	‘Annual improvements’ with minor amendments to five standards for 2013 year ends including IFRS 1, ‘First time adoption of IFRS’, IAS 1, ‘Presentation of financial statements’, IAS 16, ‘Property, plant and equipment’, IAS 32, ‘Financial instruments: Presentation’ and IAS 34, ‘Interim financial reporting’.

•	IAS 27 Revised ‘Separate financial statements’, effective for annual periods beginning on or after 1 January 2013. The revised standard includes the provisions on separate financial statements that are left after the control provisions of IAS 27 have been included in the new IFRS 10.

•	IAS 28 Revised ‘Investments in associates and joint ventures’, effective for annual periods beginning on or after 1 January 2013. The revised standard now includes the requirements for joint ventures, as well as associates, to be equity accounted following the issue of IFRS 11.

•	IFRS 10 ‘Consolidated financial statements’, effective for annual periods beginning on or after 1 January 2013. The new standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements.

•	IFRS 11 ‘Joint arrangements’, effective for annual periods beginning on or after 1 January 2013. The new standard focuses on the rights and obligations rather than the legal form. Proportional consolidation is no longer allowed.

•	IFRS 12 ‘Disclosure of interests in other entities’, effective for annual periods beginning on or after 1 January 2013. This is a new standard on disclosure requirements for all forms of interests in other entities.

•	Amendments to IFRS 10 ‘Consolidated financial statements’, IFRS 11 ‘Joint arrangements’ and IFRS 12 ‘Disclosure of interests in other entities’. The amendments clarify the transition guidance in IFRS 10, and provide additional transition relief (for example by limiting the requirement to provide adjusted comparative information to only the preceding comparative period or, for disclosures related to unconsolidated structured entities, removing the requirement to present comparative information for periods before IFRS 12 is first applied). These amendments will be effective for annual periods beginning on or after 1 January 2013 which is aligned with the effective date of IFRS 10, 11 and 12.

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The following new standards and amendments to standards and interpretation have been issued, but are not mandatory for the first time for the financial year beginning 1 January 2013. None of the following standards or interpretations is expected to have a significant effect on the consolidated financial statements of the Group:

•	Amendments to IAS 32 ‘Offsetting financial assets and financial liabilities’, effective for annual periods beginning on or after 1 January 2014. The amendments clarify some of the requirements for offsetting financial assets and financial liabilities on the statement of financial position.

•	Amendments to IAS 36 ‘Impairment of assets’, effective for periods beginning on or after 1 January 2014. The IASB made consequential amendments to the disclosure requirements of IAS 36 when it issued IFRS 13. One of the amendments was drafted more widely than intended. This limited scope amendment corrects this and introduces additional disclosures about fair value measurements when there has been impairment or a reversal of impairment.

•	Amendments to IAS 39 ‘Financial instruments: Recognition and measurement’, effective for annual periods beginning on or after 1 January 2014. These amendments provide relief from discontinuing hedge accounting when novation of a derivative designated as a hedging instrument meets certain criteria. Similar relief will be included in IFRS 9 ‘Financial instruments’.

•	IFRS 9 ‘Financial instruments’, effective for periods beginning on or after 1 January 2018. The standard addresses the classification, measurement and derecognition of financial assets and financial liabilities.

•	IFRIC 21 ‘Levies’, effective for periods beginning on or after 1 January 2014. IFRIC 21 sets out the accounting for a liability to pay a levy if that liability is within the scope of IAS 37. It also addresses the accounting for a liability to pay a levy whose timing and amount is certain.

•	‘Annual improvements’ with minor amendments to eight standards and is effective for periods beginning on or after 1 July 2014. The amendments relate to IFRS 2 ‘Definition of vesting condition, IFRS 3 ‘Accounting for contingent consideration in a business combination’, IFRS 8 ‘Aggregation of operating segments’, ‘IFRS 8 ‘Reconciliation of the total of the reportable segments’ assets to the entity’s assets’, IFRS 13 ‘Short-term receivables and payables’, IAS 7 ‘Interest paid that is capitalised’, IAS 16/IAS 38 ‘Revaluation method—proportionate restatement of accumulated depreciation’, IAS 24 ‘Key management personnel’.

•	‘Annual improvements’ in response to four issues addressed during the 2011-2013 cycle and is effective for periods beginning on or after 1 July 2014. The amendments include IFRS 1 ‘Meaning of effective IFRSs’, IFRS 3 ‘Scope exceptions for joint ventures’, IFRS 13 ‘Scope of paragraph 52 (portfolio exception)’ and IAS 40 ‘Clarifying the interrelationship of IFRS 3 Business Combinations and IAS 40 Investment Property when classifying property as investment property or owner-occupied property’.

•	Amendment to IAS 19 ‘Defined benefit plans’, effective for periods beginning on or after 1 July 2014. The amendment seeks clarification for the accounting of employee contributions set out in the formal terms of a defined benefit plan.

Amendment to IFRS 9 ‘financial instruments’ on general hedge accounting, effective date: 1 January 2018. The amendment incorporates the new general hedge accounting model which will allow reporters to reflect risk management activities in the financial statements more closely as it provides more opportunities to

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apply hedge accounting. These amendments also impact IAS 39 and introduce new disclosure requirements for hedge accounting, thereby impacting IFRS 7, irrespective of the fact whether hedge accounting requirements under IFRS 9 or IAS 39 are used.

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2.2 Consolidation

Subsidiaries

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies, generally accompanying a shareholding of more than one half of the voting rights.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

The Group uses the acquisition method of accounting to account for business combinations. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred and the equity interests issued by the Group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Acquisition-related costs are expensed as incurred. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. On an acquisition-by-acquisition basis, the Group recognizes any non-controlling interest in the acquiree either at fair value or at the non-controlling interest’s proportionate share of the acquiree’s net assets.

Investments in subsidiaries are accounted for at cost less impairment. Cost is adjusted to reflect changes in consideration arising from contingent consideration amendments. Cost also includes direct attributable costs of investment.

The excess of the consideration transferred, the amount of any non-controlling interest in the acquiree and the acquisition-date fair value of any previous equity interest in the acquiree over the fair value of the Group’s share of the identifiable net assets acquired is recorded as goodwill. If this is less than the fair value of the net assets of the subsidiary acquired in the case of a bargain purchase, the difference is recognized directly in the statement of comprehensive income.

Inter-company transactions, balances and unrealized gains on transactions between Group companies are eliminated. Unrealized losses are also eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.

Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (‘the functional currency’). The consolidated financial statements are presented in euro, which is the Company’s functional and presentation currency. To consolidate, the financial statements are translated as follows:

•	assets and liabilities at the year-end rate;

•	income statements at the average rate for the year;

•	components of the equity at historical exchange rate.

Exchange differences arising from the translation of the net investment in foreign subsidiaries at the year-end exchange rate are recorded as part of the shareholders’ equity under ‘currency translation differences’.

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The currency rates for the main foreign currencies used as per 31 December are:

Currency	31 December 2013
(in €)	End of month rate	Average rate
CHF	1.225400	1.231065
CZK	27.377000	25.979626
DKK	7.458900	7.457830
GBP	0.836300	0.849243
NOK	8.375400	7.810244
PLN	4.146800	4.197010
SEK	8.864800	8.655026

2.3 Foreign currency transactions

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the income statement (in the financial result), except when, as from 1 January 2005, hedge accounting in accordance with IAS 32 and IAS 39 is being applied. In that case, the mark-to-market value is recognized in the income statement when related to fair value hedges and in equity when related to cash flow hedges.

2.4 Property, plant and equipment

Property, plant and equipment are valued at the acquisition value or production cost, increased with allocated costs where appropriate. Depreciation is calculated pro rata temporis on the basis of the useful life of the asset, in accordance with the following depreciation parameters:

Buildings	3% - 4%
Buildings fixtures and fittings	4% - 20%
Plant, machinery and equipment	4% - 40%
Furniture	20% - 40%
Computer equipment, software	20% - 33% - 40%
Office equipment	20% - 40%
Vehicles	20%
Other tangible fixed assets	25% - 50%

Virtually all assets are depreciated on a straight-line basis.

To the extent residual values are taken into account for calculating the depreciations, those residual values are reviewed annually. Assets acquired under leasing arrangements are depreciated over the economic life time, which may exceed the lease term if it is reasonably certain that the ownership will be obtained at the end of the lease term.

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2.5 Assets held for sale

Assets for which the carrying amount will be recovered principally through a sale rather than through continued use, will be classified as held-for sale, whenever the conditions under IFRS 5 are met.

They are measured at the lower of their carrying amount and fair value less costs to sell.

2.6 Intangible assets

Goodwill

Goodwill represents the excess of the cost of an acquisition over the fair value of the Group’s share of the net identifiable assets of the acquired subsidiary at the date of acquisition. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is tested for impairment each time there is a triggering event, or at least annually. Goodwill is carried at cost less accumulated impairment losses. Impairment losses on goodwill are never reversed.

Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.

Brands, licenses, patents, software and other intangible assets

Brands, licenses, patents, software and other Intangible assets are capitalized at cost. The aforementioned intangible assets are amortized on a straight-line basis over their estimated useful life, ranging from 3 to 20 years.

Several externally acquired intangible assets with an indefinite useful life have been identified. It specifically concerns the important strategic brands for which, based on the relevant factors, no foreseeable limit to the period of time over which these brands are expected to generate cash flow can be determined. These intangibles are tested for impairment annually.

The costs of brands with a definite useful life are capitalized and generally amortized on a straight line basis over a period of twenty years.

Research and development

Research costs related to the prospect of gaining new scientific or technological knowledge and understanding are expensed as incurred. Development costs are defined as costs incurred for the design of new or substantially improved products and for the processes prior to commercial production or use. They are capitalized if, amongst others, the following criteria are met:

•	There is a market for selling the product.

•	The economic benefits for the Company will increase when selling the developed asset.

•	The expenditure attributable to the intangible assets can be measured reliably.

Development costs are amortized using a straight line method over the period of their expected benefit, currently not exceeding five years. Amortization only starts as of the moment that these assets are ready for commercialization.

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2.7 Impairment of non-financial assets

Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment. Assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use.

For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units).

2.8 Borrowings

Borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method. Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

2.9 Financial assets

Assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment. The Group classifies its financial assets in the following categories: loans and receivables and available for sale financial assets. Management determines the classification of its investments at initial recognition and re-evaluates this designation at every reporting date.

Loans and receivables

Loans and receivables are non-derivate financial assets with fixed or determinable payments that are not quoted in an active market and with no intention of trading. They are included in current assets, except for maturities exceeding 12 months after the balance sheet date. Loans and receivables are carried at amortized cost using the effective interest method.

Available for sale financial assets

Available for sale financial assets are non-derivatives that are either designated in this category or not classified in any of the other categories. They are included in non-current assets unless management intends to dispose of the investment within 12 months of the balance sheet date. Available for sale financial assets are at initial recognition measured at fair value unless the fair value cannot be reliably determined, in which case they are measured at cost.

Unrealized gains and losses arising from changes in the fair value are recognized in equity. When the related assets are sold or impaired, the accumulated fair value adjustments are included in the income statement as gain and losses. Currently, the available for sale financial assets comprise only investments in shares that do not have quoted markets and for which the fair value cannot be determined reliably. Hence, they are carried at cost. Any events or changes in circumstances that might indicate a decrease in the recoverable amount are considered carefully. Impairment losses are recognized in the income statement as deemed necessary.

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2.10 Derivative Financial assets and hedging activities

Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged. The Group designates certain derivatives as either:

(1)	hedges of the fair value of recognized assets or liabilities or unrecognized firm commitments (fair value hedge);

(2)	hedges of particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge);

(3)	hedges of a net investment in a foreign operation (net investment hedge).

The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

2.11 Lease – Operating leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases are expensed as incurred.

2.12	Leases – Finance leases

Leases of property, plant and equipment for which the Group has substantially all the risks and rewards of ownership are classified as finance lease.

Finance leases are capitalized at the inception of the lease at the lower of the fair value of the leased property and the present value of the minimum lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant rate on the finance balance outstanding.

The corresponding rental obligations, net of finance charges, are included in the non-current (payable after 1 year) and current (payable within 1 year) borrowings. The interest element of the finance cost is charged to the income statement over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

The property, plant and equipment acquired under finance leases is depreciated over the useful life of the asset, which may exceed the lease term if it is reasonably certain that the ownership will be obtained at the end of the lease term.

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2.13 Inventories

Raw materials, consumables and goods for resale are valued at acquisition value using the FIFO method or net realizable value on the balance sheet date, if lower. Work in progress and finished products are valued at production cost, which, in addition to the purchase cost of raw materials, consumption goods and consumables, also includes those production costs that are directly attributable to the individual product or product group and related production overhead.

2.14	Trade receivables

Trade receivables are valued at fair value on initial recognition and subsequently at amortized cost. A provision for impairment of trade receivables is established when there is objective evidence that the Group will not be able to collect all amounts due. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the trade receivable needs to be impaired.

In case of transfer of trade receivables to a third party (through factoring), the trade receivables are not recognized any more in the balance sheet if the conditions mentioned in IAS 39 §15-37 and in IAS 32 §42-43 are met.

2.15	Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks, other short-term highly liquid investments with original maturities of three months or less, and bank overdrafts and are valued at acquisition value. Adjustments to the carrying amounts are made when the realization value on the balance sheet date is lower than the acquisition value.

2.16	Share capital

Ordinary shares are classified as equity.

Incremental costs directly attributable to the issue of new shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Where any Group company purchases the Company’s equity share capital (Treasury shares), the consideration paid, including any directly attributable incremental costs (net of income taxes on transaction costs), is deducted from equity attributable to the Company’s equity holders until the shares are cancelled, reissued or disposed of. Where such shares are subsequently sold or reissued, any consideration received, net of any directly attributable incremental transaction costs and the related income tax effects, is included in equity attributable to the Company’s equity holders.

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2.17 Provisions

Provisions for restructuring costs, legal claims, the risk of losses or costs which might arise from personal securities or collateral constituted as guarantees of creditors or third party commitments, from obligations to purchase or sell fixed assets, from the fulfillment of completed or received orders, technical guarantees associated with sales or services already completed by the Company, unresolved disputes, fines and penalties related to taxes, or compensation for dismissal are recognized when: the Group has a present legal or constructive obligation as a result of past events; it is more likely than not that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Restructuring provisions comprise lease termination penalties and employee termination payments. Provisions are not recognized for future operating losses.

Provisions are measured at the present value of management’s best estimate of the expenditure required to settle the present obligation at the balance sheet date.

The discount rate used to determine the present value reflects current market assessments of the time value of money and the risks specific to the liability.

2.18 Employee benefits

Pension obligations

Group companies operate various pension schemes. The schemes are funded through payments to insurance companies, determined by periodic actuarial calculations. The Group has both defined benefit and defined contribution plans. The liability recognized in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets. Until 2012, the liability was adjusted for unrecognized actuarial gains or losses and past service costs. Since the new standard IAS 19 R is mandatory as from 2013, this adjustment no longer is authorized. The liability was restated for the closing at end 2011 and 2012. The defined benefit obligation is calculated periodically by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by discounting the estimated future cash outflows using interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating to the terms of the related pension liability.

For defined contribution plans, the Group pays contributions to pension insurance plans. The Group has no further payment obligations once the contributions have been paid, as the guaranteed minimum return exceeds the legally required minimum return.

Contributions to defined contribution plans are recognized as an expense in the income statement when incurred.

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2.19 Income taxes

Income tax expense as presented in the income statement include current income tax and deferred taxes. Current income taxes include the expected tax liabilities on the Company’s taxable income for the financial year, based on the tax rates applicable on the balance sheet date, and any tax adjustments of previous years.

Deferred income taxes are recorded according to the ‘liability’ method and are calculated on temporary differences between the carrying amount and the tax base. This method is applied to all temporary differences except for differences arising on investments in subsidiaries and associates where the timing of the reversal of the temporary difference is controlled by the Group and where it is probable that the temporary difference will not reverse in the foreseen future. The calculation is based on the tax rates that are enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred tax asset is realized or the deferred tax liability is settled. According to this calculation method, the Group is also required to account for deferred taxes relating to the difference between the fair value of the net acquired assets and their tax base resulting from acquisitions, if any.

Deferred income tax assets have been accounted for to the extent that it is probable that the tax losses carried forward will be utilized in the foreseeable future. Deferred income tax assets are written down when it is no longer probable that the corresponding tax benefit will be realized.

2.20 Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for the sale of goods and services in the ordinary course of the Group’s activities. Revenue is shown net of value-added tax, returns, rebates and discounts and after eliminating sales within the Group.

The Group recognizes revenue when the amount of revenue can be reliably measured, it is probable that future economic benefits will flow to the entity and when specific criteria have been met for each of the Group’s activities as described below. The Group bases its estimates on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue arising from the sale of goods is recognized when an entity has transferred the significant risks and rewards of the ownership of the goods to the buyer. Usually this occurs when the legal title is transferred to the buyer and when collectability of the related receivable is probable. Revenue from the sale of services is recognized in the accounting period in which the services are rendered.

Commissions received by the Company when acting as a principal or as an agent in a distribution agreement are recognized as revenue from rendering services.

The revenue resulting from the sale of a brand is recognized at the moment of the transfer of property to the buyer.

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2.21 Dividend distribution

Dividend distribution to the Company’s shareholders is recognized as a liability in the Group’s Financial statements in the period in which the dividends are approved by the Company’s shareholders.

2.22 Exceptional items

Exceptional items are defined as those items that are considered by management to be non-recurring or unusual because of their nature. The non-recurring expenses relate to:

•	acquisition costs;

•	restructuring costs;

•	factory or site closure costs;

•	business restructuring costs;

•	cost associated with the termination of distribution agreements.

2.23 Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below.

A. Estimated impairment of goodwill and brands

The Group tests each year whether goodwill and brands have suffered any impairment. These calculations require the use of estimates which can be found in note 6.1.

B. Income taxes

The Group is subject to income taxes in numerous jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes. The Group recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made. (See note 5.4)

C. Fair value of derivatives

The fair value of the derivatives is determined by using valuation techniques. The Group uses its judgement to select a variety of methods and make assumptions that are mainly based on market conditions existing at the end of each reporting period combined with a discounted cash flow analysis. More information on the used assumptions can be found in note 6.12.

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D. Pension benefits

The present value of the pension obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the net cost (income) for pensions include a.o. the discount rate. Any changes in these assumptions will impact the carrying amount of pension obligations. For more information on the used discount rate and other assumptions we refer to note 6.10.

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3.	Financial Risk Management

In conformity with IFRS 7, the following chapter gives a description of the principal risks and uncertainties to which the activities of the Group and the Company are exposed. (Note: in this document, the “Company” refers to Omega Pharma NV; the “Group” refers to Omega Pharma NV and each of its subsidiaries, for the avoidance of doubt including Omega Pharma NV).

It is the Group’s policy to remain continuously focused on identifying all major risks, developing plans to prevent or alleviate risks, to manage them appropriately and reduce their consequences should they still occur. Despite this policy the Company is not positioned to provide a full guarantee that these risks will not occur or that they will remain without consequences should they occur.

Fair value risk

Cf. note 6.12 (page 51 and following).

Hedging risk

The Group operates its business mainly in eurozone countries and to a lesser extent in the United Kingdom, the Nordic countries, Ukraine and Russia. The results of its operations and the financial position of each of its entities outside the eurozone are accounted for in the relevant local currency. The Group has a hedging strategy in place to cover such exchange rate fluctuations. In addition, a portion of the Group debt is denominated in U.S. dollars and/or a floating interest rate applies. As a result, the Group is exposed to currency risks arising from fluctuations in the value of the U.S. dollar against the euro and interest rate fluctuations. The Group has entered into agreements to hedge these risks. While it regularly monitors its currency and interest rate exposure, no guarantee can be given that the risk management system covers all risks completely or in a sufficient way and that adverse currency or interest rate movements can be excluded.

Currency exchange risk

The Group incurs foreign currency risk on borrowings and interests that are denominated in US dollar (on the US private placement) and on its operating activities denominated in other currencies. Foreign currency risk from exchanging assets, equity and liabilities of foreign subsidiaries from foreign currencies into euro are not hedged. The currency exchange risk on the US private placement, denominated in US dollar, is entirely hedged by cross currency swaps.

If the euro had strengthened (weakened) 10 per cent against the US dollar at 31 December 2013, the hedging reserve in shareholders’ equity would have been €0.3 million lower (€0.3 million higher) - 2012: €0.6 million lower (€0.7 million higher). The fluctuation in the US dollar has an insignificant influence on profit or loss, since the hedges that qualify as fair value hedge, are an exact mirror of the hedged item. More details about these hedges can be found in note 6.12 (p. 51 and following).

Some of the Group’s activities are denominated in other currencies than the euro - mainly in the Scandinavian countries and the United Kingdom. The hypothetical effect of a 10 per cent strengthening (weakening) of the euro against the British pound, would have had an effect on profit or loss of €1.5 million (€-1.5 million), while shareholders’ equity would be impacted by €2.7 million

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(€-2.7 million). If the euro has gained (lost) 10 per cent against the Swedish crown, this would have impacted profit or loss by €0.8 million (€-0.8 million), while shareholders’ equity would be impacted by €0.5 million euro (€-0.5 million).

Also in countries like Russia and Ukraine, where the operating income of the Group in 2013 was largely realized in euro, there is an indirect currency exchange risk as each devaluation would make the products of the Group relatively more expensive for the local consumers.

Interest rate risk

The Group reviews at least twice a year the target mix between fixed and floating rate debt. The purpose of this policy is to achieve an optimal balance between cost of funding and volatility of financial results. The Group’s interest rate risk arises mainly from long-term borrowings. The Group entered into several interest rate swaps in respect the syndicated loan. The Group manages its cash flow interest rate risk by using floating-to-fixing interest rate swaps. Such interest rate swaps have the economic effect of converting borrowings from floating rates to fixed rates. If the market interest rates would have been on average 100 base points higher (lower) during 2013, profit or loss would have been €0.4 million lower (higher), in 2012 this was €0.8 million. A change of 100 base points on interest rates would have impacted the hedging reserve in shareholders’ equity by €1.5 million.

Financial debt

Omega Pharma NV and its subsidiaries have a substantial outstanding financial debt. As at 31 December 2013, total outstanding consolidated debt of the Group amounted to EUR 1,051,631,000.

Over the years, the Group has always generated a sufficiently high net free cash flow to repay or service its debts, thus meeting all covenants with its credit providers. The Group holds the opinion that it has applied a solid financial structure with an appropriate leverage over the past years, although the past recession has revealed that respecting bank covenants can become more difficult in a downturn economy. Since it cannot be entirely excluded that the recovering economy may be negatively affected by external (e.g. geopolitical) factors, this situation may reoccur and may even coincide with the maturing of the Company’s debt (2014 and later). In such a situation, a new financing facility may prove to be more difficult to obtain, or may invoke higher financial charges.

Capital risk

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits to other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, acquire and cancel treasury shares, issue new shares or sell assets to reduce debt.

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Consistent with others in the industry, the Group monitors capital on the basis of the gearing ratio. This ratio is calculated as net debt divided by the equity. Net debt is calculated as total borrowings (including current borrowings, non-current borrowings and the value of the related financial derivatives) less cash and cash equivalents. The gearing ratios at 31 December 2013 and 2012 were as follows:

(in thousand euro)	31 December 2013
Total borrowings	1 051 631

Derivative financial instruments related to borrowings	15 498
Less : cash and cash equivalents and current financial assets	-77 374
Net financial debt	989 755

Total equity	626 799

Gearing ratio	158%

For the amount of net financial debt calculated according to the methodology applied for the bank covenants, see page 12 of this document.

Liquidity risk

Liquidity risk is the risk that the Group would not be able to meet its financial obligations as they fall due. The Group’s approach to managing liquidity is to ensure, as far as possible, that it will have always sufficient liquidity to meet its liabilities when due and to that end, Group treasury monitors rolling forecasts of the Group’s liquidity requirements. In addition, the Group ensures to maintain sufficient headroom on its undrawn committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants (where applicable) on its borrowing facilities.

At the balance sheet date, the Group had the following sources of liquidity available:

•	Cash and cash equivalents : €77 million euro (note 6.6)

•	Undrawn committed borrowing facilities in excess of €300 million

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The table below analyses the Group’s financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet to the contractual maturity date. The amounts disclosed are the contractual undiscounted cash flows. As the amounts included in the table are the contractual undiscounted cash flows, these amounts will not reconcile to the amounts disclosed on the balance sheet for borrowings, and trade and other payables.

31 December 2013	Earliest contractual maturity (undiscounted)
(in thousand euro)	< 1 year	1 to 5 year	➢ 5 year
Finance lease liabilities	748	2 081	0
Retail bonds	29 475	589 800	132 000
Bank borrowings	46 158	318 663	162 573
Bank overdrafts	11 615
Trade and other payables	447 147

Total liabilities	535 143	910 544	294 573

Similar as above, the below table analyses the Group’s derivative financial instruments into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date. All derivative financial instruments are settled on a net basis.

	Earliest contractual maturity (undiscounted)
(in € thousand)	< 1 year	1 to 5 year	➢ 5 year
Derivatives :
As per 31 December 2013	3 188	11 921	0

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Credit risk

Credit risk arises from the possibility that the counterparty to a transaction may be unable or unwilling to meet its obligations causing a financial loss to the Group. Trade receivables are subject to a policy of active risk management, which focuses on the assessment of country risk, credit availability, on-going credit evaluation and account monitoring procedures.

The exposure of other financial assets to credit risk is controlled by setting a policy for limiting credit exposure to high quality counterparties, regular reviews of credit ratings, and setting defined limits for each individual counterparty. The criteria set by Group Treasury for their investment policy are based on generally considered high quality long term credit ratings.

The Group has several financial instruments, see note 6.12 for more information on these instruments. The maximum exposure to credit risk is best represented by its carrying amount, as a consequence further disclosure in accordance with IFRS is not required.

Customer credit risk

As the Group has a strict credit policy in place, exposure to credit risk is monitored and restricted.

The Group has no individual customers who represent a significant part of the consolidated turnover, nor of the trade receivables.

Trade receivables are relatively well spread over all reporting segments. Trade receivables for individual countries reflect the traditionally applicable payment terms in the corresponding countries, as far as they are in conformity with market practices.

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4.	Segment information

The segments of these activities are identified following their geographical location. The segment reporting only consists of the geographical segments. The identification of the operating segments is done on the basis of the components that the management uses to assess the performance and to make decisions about the operating activities. The different segments are all subject to the same accounting policies. The intercompany purchases are based upon effective invoicing and are in line with the transfer pricing policy of the Group which is designed to be at arms’ length.

At 31 December 2013, the Group is organized into four business segments:

1.	Omega Pharma Western Europe: activities in Western Europe, excluding Austria, Belgium and France;

2.	Omega Pharma Belgium: the activities in Belgium;

3.	Omega Pharma Emerging Markets: activities in Austria, Central and Eastern Europe (including Russia, Ukraine, Czech Republic, Slovakia, Hungary, Romania, Slovenia, Serbia and Turkey), Australia, New Zealand and Argentina;

4.	Omega Pharma France: the activities in France.

The segment results for the year ended 31 December 2013 are as follows:

(in thousand euro)	Belgium	France	Western Europe	Emerging Markets	Unallocated	TOTAL
Total turnover	308 832	217 438	784 956	222 213	0	1 533 439

Inter segment turnover	-21 142	-4 980	-250 373	-43 558	0	-320 053
Turnover	287 690	212 458	534 583	178 655	0	1 213 386
Operating profit/segment result	32 602	33 846	67 753	28 876	-25 451	137 626
Financial result						-63 325
Result of continuing operations before income tax						74 301
Income tax						-19 844
Net income from continuing operations						54 457
Share of non-controlling interests						43

Net result of the period - share of the Group						54 500

Other segment items included in the 2013 income statement are:

(in thousand euro)	Belgium	France	Western Europe	Emerging Markets	Unallocated	TOTAL
Depreciations and amortization	4 295	7 338	20 035	5 072	13 951	50 691
Write-down on inventories	-70	1 655	-444	-530	0	611
Write-down on receivables	-149	168	22	103	0	144
Increase/(decrease) in provisions	-214	-219	-587	47	0	-973

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The segment assets and liabilities at 31 December 2013 and capital expenditure for the year then ended are as follows:

(in thousand euro)	Belgium	France	Western Europe	Emerging Markets	Unallocated	TOTAL
Non-current assets	48 900	177 428	522 123	269 365	672 161	1 689 977
Current assets	82 612	72 769	237 753	107 846	22 949	523 929
Assets held for sale	0	0	0	0	0	0

Total assets	131 512	250 197	759 876	377 211	695 110	2 213 906

Non-current liabilities	3 817	14 451	68 280	30 827	1 028 217	1 145 592
Current liabilities	128 408	68 923	163 666	22 037	58 481	441 515
Capital expenditure	6 145	7 737	27 171	6 138	51 918	99 109

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5.	Income statement items

5.1 Turnover

(in thousand euro)	2013
Sale of goods	1 161 334
Rendering services	52 052
Turnover	1 213 386

Almost 51 per cent of the total turnover is generated by the Group’s Top 20 brands, while generics represent 15 per cent.

Turnover realized from rendering services includes the commissions received by the Company when acting as a principal in the framework of a distribution agreement.

5.2 Total net operating costs

(in thousand euro)	Note	2013
Trade goods		526 724
Services and other goods		338 623
Employee benefit expenses		120 555
Depreciations	5.2.2	50 692
Changes in write-downs of inventory and trade receivables	5.2.2	755
Changes in provisions	5.2.2	-973
Other operating expenses/(income)	5.2.3	39 384

Total net operating costs		1 075 760

Operating result (EBIT)		137 626

5.2.1 Employee benefit expenses

(in thousand euro)	2013
Wages and salaries	76 390
Social security costs	23 806
Pension costs - defined benefit plans	1 700
Pension costs - defined contribution plans	2 005
Other employment costs (commissions, premiums, travel, )	16 654
Employee benefit expenses	120 555

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5.2.2 Depreciations, amortization and changes in provisions

(in thousand euro)	2013
Depreciations and amortization	50 691
Write-down on inventories	611
Write-down on receivables	144
Increase / (decrease) in provisions for current liabilities	-1 581
Increase / (decrease) in provisions for pension liabilities	608
Depreciation, amortization and changes in provisions	50 473

5.2.3 Other operating expenses/(income)

(in thousand euro)	2013
Loss (gain) on disposal of fixed assets	-668
State and property taxes	2 420
Bad debts	291
Indemnification from insurance	-26
Other expenses (income)	-4 740
Other operating expenses/(income) - recurring	-2 723
Restructuring costs	41 986
Provision for restructuring	121
Other operating expenses/(income) - non-recurring	42 107

Total other operating expenses/(income)	39 384

Restructuring charges and related provisions amounted to €42.1 million for 2013, compared to €40.8 million in 2012. Almost 75% of those costs refer to the reorganization of operations in Italy, Spain, Portugal, Germany and Turkey.

The other operating revenues include various indemnities or settlement fees.

The 2012 amount for other income : €-2.263 million was restated due to the adaptation of the reporting to IAS 19 Revised. The effect of the restatement is a positive amount of €0.373 million.

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5.3 Net Finance cost

(in thousand euro)	2013
Financial income	4 551
Financial expenses	-9 965
Interest expenses	-50 696
Foreign exchange differences	-7 215
Net finance cost	-63 325

The financial result is €-63.3 million, compared to €-58.5 million in 2012. This can principally be attributed to the higher net debt in 2013: the average use of the credit facility was €383 million in 2013, compared to €359 million in 2012.

5.4 Income tax

(in thousand euro)	2013
Current tax expenses	16 398
Deferred tax	3 446

Total tax charge	19 844

The tax on the Group’s profit before tax differs from the theoretical amount that would arise using the weighted average tax rate applicable to profits of the consolidated companies as follows:

(in thousand euro)	2013
Result excluding associates	74 301
Tax calculated at weighted average statutory tax rate	19 721
Income not subject to tax	-6 833
Expenses not deductible for tax purposes	2 295
Tax losses for which no deferred income tax asset was recognized	5 736
Other	-1 075
Tax charge	19 844

The weighted average effective tax rate was 26.7 per cent (2012: 32.2 per cent).

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6.	Balance sheet items

6.1 Intangible assets

(in € thousand)	Goodwill	R&D	Concessions & patents	Brands	Software	Other	TOTAL
Year ended at 31 December 2013
Opening net book value	570 402	53 068	26 687	856 866	9 361	772	1 517 156
Exchange differences cost	-1 522	-271	-25	-535	-153		-2 506
Additions
Internal development		19 521			2 397		21 918
Purchased from third parties	571	11 545	3 909	779	4 190	344	21 338
Through business combinations	4 098	8	4	25 956			30 066
Disposals		-806	-1 261	-61	-161		-2 289
Transfers between accounts and adjustments	7 045	15	1 021	-7 986	145	-104	136
Currency exchange differences depreciations		258	24	55	113		450
Amortization charge
Amortization of the year		-14 696	-12 126	-734	-4 599	-68	-32 223
Through business combinations		-8	-2				-10
Amortization of disposals		806	412	8	161		1 387
Transfers between accounts and adjustments			-7		7		0
Net book value at the end of the period	580 594	69 440	18 636	874 348	11 461	944	1 555 423

The amounts of R&D related expenses charged to the income statement are not significant.

No titles to assets are restricted or pledged.

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Goodwill

Goodwill is tested annually for impairment and carried at cost less accumulated impairment losses.

Impairment tests for goodwill

Goodwill is allocated to the Group’s cash-generating units (CGUs) identified as the four business units of the Group, being Western Europe, Belgium, Emerging Markets and France.

A summary of the goodwill allocation per business unit is presented below (in million euro).

(in thousand euro) Business Unit	2013
Western Europe	231 105
Belgium	26 141
Emerging Markets	128 436
France	131 617
Corporate	63 295

Total	580 594

The recoverable amount of a CGU is determined based on value-in-use calculations. These calculations use cash flow projections with a five year forecast horizon based on detailed financial budgets approved by management for year one. For year two till five the budget figures of year one are extrapolated taking into account an internal growth rate and a budgeted gross margin. Besides these rates, the model includes a number of assumptions, such as the rate of perpetual growth and a pre-tax discount rate.

An overview of the key assumptions for the value-in-use calculations is stated at the bottom of this page. Management determined gross margin and growth rates based on past performance and its expectations for the market development.

The value per cash-generating unit which is calculated in this manner, is compared with the net book value of the corresponding fixed assets. The recoverable amounts of the cash-generating units continue to exceed their net book value. As a result, no impairment of goodwill is required for 2013.

The test includes a sensitivity analysis on key assumptions used, among them the pre-tax discount rate, free cash flow and long term growth percentage. Should any of the individual less favourable assumptions be used, this would not lead to an impairment of goodwill: pre-tax discount rate of 12%, free cash flow of 90% of the projections of free cash flows used for the calculation of the impairment test, and a long term growth of 1%.

For the cash-generating unit with the smallest difference at this level, the calculated recoverable amount still exceeds the net book value with 105 per cent. No reasonably possible changes in a key assumption on which management has based its determination of the units’ recoverable amount would cause the units’ carrying amount to exceed its recoverable amount.

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	Autonomous 5 year- growth (%)	Perpetual growth rate (%)	Gross margin (%)	Discount rate (%)
	2013	2013	2013	2013
Belgium	2	2	26.41	9.0
France	3	2	59.42	8.0
Western Europe	2	2	66.28	9.2
Emerging Markets	8	2.5	74.18	9.0

Total	3.2	2.1	56.59	9.2

Brands

The net book value of all brands, including those with indefinite useful lives, are annually tested for impairment at the level of the CGU as defined above and using the methodology as in the goodwill impairment exercise. The following key assumptions are used:

•	Perpetual growth: range between 2% to 3%

•	Discount rate: 9.2%

A sensitivity analysis is also performed on key assumptions used for the impairment test on the brands with indefinite useful lives, among them the pre-tax discount rate, free cash flow and long term growth percentage. Should any of this following individual less favourable assumptions be used, this would not lead to an impairment of the brands with indefinite useful lives: pre-tax discount rate of 12%, free cash flow of 90% of the projections of free cash flows used for the calculation of the impairment test, and a long term growth of 1%.

For corporate star brands and local key brands, based on an analysis of all relevant factors, there is no foreseeable limit to the period of time over which these brands are expected to generate cash flows for the Company. These brands have been assigned indefinite useful lives. Experience learns that those brands can continuously appeal to new consumers, provided that a certain level of marketing support is maintained. The list of brands includes, for example, Poudres T.LeClerc, which is already marketed since 1881 and which has over the past years been introduced in new geographic markets.

The total book value of star brands and key brands totalled €843.4 million as per the end of 2013 (2012: €786 million).

In addition to the impairment testing, the indefinite life nature of the star and key brands is reviewed annually. Not only strategic considerations are taken into account but also the evolution of the net recoverable amounts. The net book value for each of the aforementioned brands separately is compared to its’ recoverable amount. The recoverable amount is determined as the higher of the value obtained based on:

•	A discounted cash flow model, similar to the calculation of the goodwill impairment.

•	A multiple method.

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As far as the multiple method is concerned, the following multiples are applied, whereby the brand value equals the multiple times the annual sales of the related brand:

Brand	Multiple
Star	3
Key	2.5
Other	2

Review revealed that these multiples still correspond with the ratios that have been used for acquisitions of comparable brands over the past years.

For all strategic brands, the recoverable amount exceeds the net book value, which corroborates the indefinite useful life nature of the brands.

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6.2 Property, plant and equipment

(in € thousand)	Land and buildings	Plant, machinery and equipment	Furniture and vehicles	Leasing & other similar rights	Other tangible items	Assets under construction	TOTAL

Year ended at 31 December 2013
Opening net book value	23 100	23 521	3 210	5 520	15 923	1 105	72 379
Currency exchange differences on the purchase cost	-17	-92	-127	-3	-75	-2	-315
Investments
Purchased from third parties	478	2 695	1 226	25	17 368	3 128	24 920
Through business combinations		17					17
Divestments and disposals	-78	-700	-617	-81	-3 974	-2	-5 452
Transfers between accounts and adjustments	**3 421	1 405	128		-543	-1 677	2 734
Currency exchange differences on depreciations	1	55	81	2	49		188
Depreciations
Depreciations of the year	-1 492	-4 571	-1 184	-363	-11 087		-18 698
Through business combinations
Depreciations of disposals	37	557	584	78	3 953		5 209
Transfers between accounts and adjustments	**-1 757		-109		549		-1 317
Net book value at the end of the period	23 693	22 887	3 192	5 178	22 163	2 552	79 665

*	The adjustments for land and building reflect for €-1.3 million purchase value and €0.9 million accumulated depreciations, the transfer of two buildings to assets held for sale in 2012 (cf. note 6.7).
**	The adjustments reflect for €3,1 million purchase value and €1.6 million accumulated depreciations, the transfer of the building out of assets held for sale in 2013 (cf. note 6.7)

No titles to assets are restricted or pledged.

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6.3 Financial assets and other non-current assets

(in thousand euro)	31 December 2013
Cash guarantees	1 485
Receivables with a maturity later than 1 year	10 149
Other non-current assets	11 634
Financial assets available for sale	1 940
13 574

None of the cash guarantees require impairment adjustments. The receivables with a maturity later than one year include up to €9.9 million for a deferred payment related to the sale of the Arseus participation.

6.4 Inventories

(in thousand euro)	31 December 2013
Raw materials	11 430
Production supplies	9 550
Work in progress	5 599
Finished goods	15 175
Trade goods	149 859
Inventories	191 613

Finished goods refer to goods manufactured by the Group, whereas trade goods refer to goods purchased from third parties.

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6.5 Trade and other receivables

(in thousand euro)	31 December 2013
Trade receivables	228 146
Provision for impairment of receivables	-17 924
Trade receivables - net	210 222
VAT receivables	11 139
Income tax receivables	3 483
Other current assets	14 203
Deferred charges	15 894
Other receivables	44 719

Total	254 941

	Carrying amount	Of which neither impaired	Of which not impaired on the reporting date and past due in the following periods
(in thousand euro)		nor past due at 31 December	less than 30 days	between 30 and 90 days	between 90 and 150 days	more than 150 days
Trade receivables as of 31 December 2013	210 222	178 248	14 427	7 761	4 250	5 436
Other receivables as of 31 December 2013	14 203	14 203

As stated on page 31 under “the customer credit risk”; the Group has no individual customers who present a significant part of the consolidated turnover.

6.6 Cash and cash equivalents

(in thousand euro)	31 December 2013
Short term investments	3 208
Cash at bank and in hand	74 166
Cash and cash equivalents	77 374

The vast majority of cash and cash equivalents is cash at bank and in hand - i.e. current bank accounts of the companies in the Group.

The cash at bank is well spread since it is held on accounts at different banks in different countries, with a positive overall rating.

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6.7 Assets held for sale

The financial statements as per 31 December 2012 contained assets held for sale which were related to the former manufacturing site of Bional Nederland BV in Gorredijk (the Netherlands) and the former production building of Biover in Brugge (Belgium) as they were no longer used in the normal course of business and were available for sale at that time. According to IFRS 5 they were measured at the lower of their net carrying amount and fair value, and they were recognized in a separate account as assets held for sale.

	2013
(in € thousand)	Land	Building	Total
Site in Gorredijk	0	0	0
Site in Brugge	0	0	0

Total	0	0	0

The building in Brugge was sold in 2013. A surplus value of €0.8 million was realized. The building in Gorredijk was transferred to land and buildings in the tangible assets again, as the conditions as included in IFRS 5 to present the related assets as held for sale are no longer met. Management is no longer committed to a plan to sell the assets related within the time frame of 12 months.

6.8 Equity

The mutations of this balance sheet item including the number of shares are shown in the statement of changes in equity.

As a consequence of the application of IAS 19 Revised, the equity in 2011 decreased from the previously reported amount of €633.2 million, to the amount of €629.9 million.

In 2012, equity decreased from €629.9 million to €611.1 million. This was principally the consequence of the change in non-controlling interests (-€485 million) on the one hand, and several capital increases for a total amount of €424 million and the result of the year (€40.9 million) on the other hand. The capital increases were made by the issuing of 424,150,221 new shares.

The restatement of the provision for pensions had a positive effect of €0.4 million on the equity in 2012.

In 2013, equity increased from €611.1 million to €626.8 million. The increase was the net result of principally the profit of the year, and a dividend of €40 million to the shareholders of Omega Pharma Invest NV.

On the balance sheet, €847,901.31 is recognized as Share Capital and the remaining €423,641,240.73 as Share Premium. The retained earnings of the Company as per 31 December 2013 amount to €243.530 million which is the result of the accumulated profits and the actuarial gains and losses recognized directly into comprehensive income (see ‘consolidated statement of comprehensive income’).

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On 31 December 2013 the Company had 30,243,983 treasury shares (same quantity as in 2012). All shares issued by the Company are fully paid.

The shareholders’ structure is detailed in note 7.9.

On 31 December 2013, the board of directors was still entitled to increase the capital, in the framework of the authorized capital, by a maximum amount of €391,901.31.

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6.9 Provisions

(in € thousand)	Disputes	Others	TOTAL

Balance at 31 December 2012	767	2 371	3 138
Additions through business combinations	—	—	—
Other additions	51	785	836
Amounts used	-655	-1 565	-2 220
Currency exchange differences	—	—	—
Balance at 31 December 2013	163	1 591	1 754

The other provisions concern provisions for restructuring in several entities of the group, principally in Belgium, Italy and Germany.

6.10 Retirement benefit obligations

6.10.1. Defined benefit plans

As from 2013, the IAS 19 Revised ‘Employee benefits’ became effective. As a consequence, the provision for pension was restated for the years ending 31 December 2011 and 31 December 2012.

For Omega Pharma Group, the most important modification was the elimination of the ‘corridor’ method for defined benefit plans, i.e. all actuarial gains and losses are recognized immediately through other comprehensive income so that the net deficit (asset) is shown in the balance sheet. The effect of the restatement of the provision for pension was also reported directly in other comprehensive income (net of taxes).

The new amounts recognized in the balance sheet are determined as follows:

(in € thousand)	31 December 2013
Present value of funded obligations	39 831
Fair value of plan assets	-25 818
Liability in the balance sheet - Restated	14 013

Liability in the balance sheet - as previously reported*	14 013

The Group operates defined benefit pension plans mainly in The Netherlands, Germany and France under broadly similar regulatory frameworks. All defined benefit plans are final salary pension plans which provide to members in the form of a guaranteed level of pension payment at the end of their career. The level of benefits provided depends on the members’ length of service and their salary in the final years leading up to retirement. The amounts pertaining to post employment medical plans are included in the liability but are not significant. There are no informal constructive obligations.

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The assets comprise reserves of qualifying insurance policies and are not part of the Group’s own financial instruments.

The movement in the defined benefit obligation and plan assets over the year is as follows:

(in € thousand)	Present value of obligation	Fair value of plan assets	Total

At 31 December 2012 (restated)	37 624	-25 202	12 422
Profit and loss
Current service cost	1 754	0	1 754
Interest expense/(income)	1 437	-1 092	345
Past service cost and gains and losses on settlements	-399	0	-399
Impact on profit and loss	2 792	-1 092	1 700
Remeasurements
Return on plan assets, excl.amounts included in the interest expense/(income)
Actuarial (gain)/loss	-202	1 261	1 059
Change in asset ceiling, excl.amounts in interest expense
Impact of remeasurements on other comprehensive income
Exchange differences
Acquired through business combinations
Contributions
Employers	0	-1 168	-1 168
Plan participants
Payments from plans
Benefit payments	-383	383	0
At 31 December 2013	39 831	-25 818	14 013

The Group has various defined benefit pension plans. The most important plans are in the Netherlands, Germany and France.

Net liability in the balance sheet at 31 December (in € thousand)	Netherlands	Germany	France	TOTAL	% of total liabilities
2013	3 886	5 265	3 292	12 443	88.80%

The significant actuarial assumptions are as follows:

	2013
Assumption	Netherlands	Germany	France
Discount rate	3.90%	3.60%	3.25%
Inflation	2.00%	2.00%	2.00%
Salary growth rate	2.50%	3.00%	2.00%
Pension growth rate	0.60%	1.50%	3.00%

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The principal assumption is the discount rate. The sensitivity of the defined benefit obligation to an increase/decrease of the discount rate with 0.50% is a decrease of the obligation of 20% in case of an increase of the discount rate, and an increase of the obligation of 23% in case of a decrease of the discount rate. The sensitivity analysis is based on a change in the discount rate only while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated. When calculating the sensitivity of the defined benefit obligation the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied as when calculating the pension liability within the balance sheet. The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to previous period.

Assumptions regarding the future mortality are set based on actuarial advice in accordance with published statistics and experience in each territory.

Through its defined benefit pension plans the Group is exposed to a number of risks, the most significant of which are detailed below:

•	Asset volatility: the plan liabilities are calculated using a discount rate set with reference to corporate bond yields; if plan assets underperform this yield, this will create a deficit. All the plans described above hold a significant proportion of equities, which are expected to outperform corporate bonds in the long-term while providing volatility and risk in the short-term.

•	Changes in bond yield: a decrease in corporate bond yields will increase plan liabilities, although this will be partially offset by an increase in the value of the plans’ bond holdings.

•	Inflation risk: all the plans described above are linked to inflation and higher inflation will lead to higher liabilities.

•	Life expectancy: all the plans described above are to provide benefits for the life of a member, so increase in life expectancy will result in an increase in the plans’ liabilities.

The weighted average duration of the defined benefit obligation is about 20,6 years.

6.10.2. Defined contribution plans

In the several Belgian companies, the Group has pension plans in the context of a group insurance. Those pension plans are defined contribution plans, but due to the Belgian legislation, the employer is obliged to guarantee a minimum return on the contributions. This guarantee is no longer fully insured and therefore, these defined contribution plans are defined benefit plans in the narrow interpretation of IAS19 R rules. Omega Pharma obtained an actuarial calculation of the retirement benefits, and also about the pre-retirement death benefits.

Based on these calculations, Omega Pharma decided not to include any provision in their balance sheet, since the impact was considered as not material.

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6.11 Taxes, remuneration and social security

(in € thousand)	31 December 2013
Current income tax liabilities	20 603
Other current tax and VAT payables	8 700
Remuneration and social security payables	19 255
Taxes, remuneration and social security	48 558

For current income tax receivables, see note 6.5.

Deferred tax liabilities

(in € thousand)	Discrepancy with tax depreciation	Undistributed earnings	Financial instruments	Other	Reclass	TOTAL deferred tax liabilities

Balance at 31 December 2012	99 706	1 319	0	6 643	8 233	99 435
Result	6 931	0	132	1 161		8 224
Charged to equity						0
Acquisition of subsidiary	1 786					1 786
Transfers					-3 092	-3 092
Exchange rate differences	-99			-8		-107
Balance at 31 December 2013	108 324	1 319	132	7 796	-11 325	106 246

The total amount of €106.2 million as per 31 December 2013 contains for €13.5 million liabilities on less than one year (2012: €9.2 million). The remaining amount of €92.7 million expires on more than one year.

The reclass column in the charts for deferred tax liabilities and deferred tax assets features identical amounts as they refer to ‘netting’ of assets and liabilities included by local entities.

This reclassifications refer to ‘offsets’ as meant in IAS 12 §71.

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Deferred tax assets

(in € thousand)	Difference in depreciation rates	Employee benefits	Provisions	Tax losses	Financ. Instruments	Other	Reclass	TOTAL deferred tax assets

Balance at 31 December 2012 (restated)	-3 225	3 338	2 747	41 298	4 412	0	-8 233	40 337
Result	-2 743	326	-2 051	8 275				3 807
Charged to equity					-936			-936
Acquisition of subsidiary			1 136					1 136
Transfers							-3 092	-3 092
Exchange rate differences	74		-11	0	0			63
Balance at 31 December 2013	-5 894	3 664	1 821	49 573	3 476	0	-11 325	41 315

The total amount of €41.3 million as per 31 December 2013 contains for €0.1 million receivables on less than one year (2012: €0.2 million). The remaining amount of €41.2 million expires on more than one year.

Deferred income tax assets are recognised for tax loss carry-forwards to the extent that the realisation of the related tax benefit through future taxable profit is probable. The Group did not recognise deferred income tax assets of €18.8 million in respect of losses amounting to €56.1 million that can be carried forward against future taxable income. The losses do not expire.

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6.12 Financial debts and derivative financial instruments

Composition according to duration

(in thousand euro)	31 December 2013

Non-current	1 023 579
Financial lease liabilities	2 081
Of which with a maturity later than 1 year and no later than 5 years	2 081
Of which with a maturity later than 5 years	0
Retail Bond	600 000
Of which with a maturity later than 1 year and no later than 5 years	480 000
Of which with a maturity later than 5 years	120 000
Bank borrowings	408 505
Of which with a maturity later than 1 year and no later than 5 years	273 498
Of which with a maturity later than 5 years	135 007
Derivative financial instruments	11 921
Other amounts payable	1 072
Current	44 622
Financial lease liabilities	748
Bank borrowings	28 673
Bank overdrafts	11 617
Derivative financial instruments	3 577
Other amounts payable	7

Total	1 068 201

With this net debt level, Omega Pharma Invest remains safely within the covenants agreed upon with its credit providers which stipulate that the net debt level should not surpass a multiple on annualized EBITDA :

Credit facility	Net debt/ Annualized EBITDA

USPP	3.25
Syndication loan	3.50

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Bank borrowings

	31 December 2013
(in thousand euro)	Amount	Effective interest rate

Non-current bank borrowings
Syndicated loan	258 891	1.12%
French loan	0	—
US private placement 2004	16 228	6.01%
US private placement 2011	134 967	5.11%
Fair value of the hedged part of the US private placement	-1 757
Other	176

Total non-current bank borrowings	408 505

of which euro denominated	394 034
of which US dollar denominated	14 471

Current bank borrowings
Syndicated loan	—
US private placement 2004	32 481	6.19%
Fair value of the hedged part of the US private placement	-3 904
Other	11 719

Total current bank borrowings	40 296

of which euro denominated	11 719
of which US dollar denominated	28 577

Total non-current and current bank borrowings	448 801

Note: bank overdrafts are not included in the table above.

As demonstrated in the table above, the debt financing of the Group consists of three major borrowings: (1) a syndicated loan facility and (2) a US private placement in 2004 (3) a US private placement in 2011 and (4) retail bonds (due in 2017 and 2019).

(1)	Omega Pharma entered into the syndicated loan agreement at the end of 2006 and was renewed for a total amount of 525 million euro with maturity after 5 years. On 31 December 2013, the credit lines in use represented an amount of €260 million (i.e. €258.9 million, as mentioned in the table above, increased with the costs incurred upon closing the syndicated loan).

(2)	The first US private placement was closed in 2004, for an amount of $285 million. This US private placement is hedged for currency exchange differences and interest fluctuations between the US dollar and the euro. This results in a nominal principal amount of €231.5 million, which remains unchanged. In 2009, a first instalment of the US private placement for €44.7 million was reimbursed, a second instalment of €130 million in July 2011, and in 2012, an additional €8.1 was reimbursed. The current nominal amount is €48.7 million. Because of the hedges related to the US private placement, the corresponding derivative financial instruments are also included in the table above. Further comments can be found hereunder.

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(3)	In July 2011, a new US private placement was closed for an amount of 135 million euro for the renewal of the second instalment. It concerns a loan in euro for which no hedging was necessary.

(4)	In April 2012, Omega Pharma made a public offer in Belgium and the Grand-Duchy of Luxembourg for two series of retail bonds. The fixed rate for the bonds due 2017 is 4.500%, and 5.000% for the bonds due 2019. The total issue amount was €300 million of which €180 million for the 5 year bond and €120 million for the 7 year bond. The issue date was 23 May 2012.

In November 2012, Omega Pharma Invest also issued a retail bond for 5 year of €300 million with fixed rate of 5.125%. The issue date was 12 December 2012.

All the bonds are listed on the Luxembourg Stock Exchange.

Recognition of the hedges related to the US private placement in the accounts

The US private placement consisted originally of four ‘Notes’ which correspond with an equal number of instalments (bullet tranches): $55 million in 2009, $160 million in 2011, $50 million in 2014 and $20 million in 2016. The first note was reimbursed in July 2009 and the second note of $160 million in July 2011. The third note, originally due in 2014, was party ($10 million) repaid in 2012.

Currency and interest rate risks are covered per individual tranche by cross currency swaps from US dollar fixed interest rates to euro fixed interest rates.

These hedges are reflected in the first table below.

The swap from US dollar fixed interest rate to euro fixed interest rate (third column) is qualified as cash flow hedge.

For cash flow hedges, the effective part of the changes in fair value of the derivative financial instrument is recognized in equity on the balance sheet.

This is also reflected in the table below.

The swaps themselves are recognized as derivative financial instruments on the balance sheets. Initially, they are recognized at the fair value at the date when the derivative contract was committed.

On each closing date, they are revaluated at the fair value of that moment.

The fair value of the interest swaps is calculated as the present value of estimated future cash flows. The fair value of the currency swaps is determined using forward exchange market rates at the balance sheet dates.

The fair value of these instruments reflects the estimated amounts that the Group would receive on maturity date – when settling favourable contracts – or that the Group would have to pay – when terminating unfavourable contracts.

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The fair value of the swaps is referred to in the balance sheet item : non-current derivative financial instruments for an amount of €11.9 million, the current derivative financial instruments for an amount of €3.6 million. The total amount of €15.5 million breaks down in an amount of €5.6 million for the swaps of the US private placement (of which €2.0 million for non-current swaps and €3.6 for current swaps), and €9.9 million for the other interest swaps (non-current) in 2013.

US Private Placement Notes	Maturity date	Amount covered by swaps from US dollar fixed interest rate to euro fixed interest rate
50 million USD	28 July 2014	40 million USD	—
20 million USD	28 July 2016	20 million USD	—
70 million USD		60 million USD	—

Hedges	Type	Recognition in the accounts related to :		Recognition in the accounts at the level of :

Hedges by swaps from US dollar fixed interest rate to euro fixed interest rate	Cash flow hedge	a) b)	the fair value of the swap the effective part of the changes in fair value of the derivative Financial instrument	a)	derivative financial instruments on the balance sheet
				b)	equity on the balance sheet

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Hedge of the syndicated loan

Beside the hedges related to the US private placement, more interest swaps were closed for the hedging of the interest risk on the syndicated loan. As per 31 December 2013, there were swaps for a total amount of €195.0 million. All swaps cover a variable interest rate into a fixed interest rate. The effective part of the changes in fair value of the derivative financial instrument is recognized in equity on the balance sheet.

(in thousand euro)	Liabilities

Balance at 31 December 2012	8 569
Fair value hedges	-285
of which : gross amount, non-current	—
of which : gross amount, current	-432
of which : deferred tax effect	147
Cash flow hedges	-1 791
of which : gross amount US Private Placement, non-current	-376
of which : gross amount US Private Placement, current	62
of which : gross amount syndicated loan, non-current	-2 400
of which : gross amount syndicated loan, current	—
of which : deferred tax effect	923
Balance at 31 December 2013	6 493

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Additional disclosures on Financial instruments

2013			Amounts recognized in the balance sheet according to IAS 39
(in thousand euro)	Category in accord. with IAS 39	Carrying amount 31.12 2013	Amortized cost	Cost	Fair value recogn. in equity	Fair value recogn. in profit or loss	Amounts recognized in balance sheet according to IAS 17	Fair value at 31.12 2013

Available-for-sale financial assets	AfS	1 940		1 940				n.a.
Other non-current assets	LaR	11 634	11 634					11 634
Trade receivables	LaR	210 223	210 223					210 233
Other receivables	LaR	14 202	14 202					14 202
Cash and cash equivalents	LaR	77 374	77 374					77 374
Finance lease liabilities	n.a.	2 829					2 829	2 263
Retail bonds	FLAC	600 000	661 415					661 415
Bank borrowings	FLAC	456 283	482 035					482 035
Derivative financial liabilities (hedge accounting)	n.v.t.	9 837			9 837			9 837
Trade payables	FLAC	309 707	309 707					309 707
Other non interest bearing liabilities	FLAC	15 001	15 001					15 001
Of which : aggregated by category in accordance with IAS 39
Available for sale	AfS	1 940		1 940				n.a.
Held to maturity	HtM
Loans and receivables	LaR	313 433	313 433					313 433
Financial liabilities at amortized cost	FLAC	1 380 991	1 468 158					1 468 158

Legend:

AfS LaR FLAC	Available for Sale Liabilities and Receivables Financial Liabilities at Amortized Cost	HtM n.a.	Hold to Maturity not applicable

IFRS 7 requires the disclosure of the fair value measurements by level of the following fair value measurement hierarchy:

Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities;

Level 2: other techniques for which all inputs that have a significant effect on the recorded fair value are observable, either directly or indirectly;

Level 3: techniques which uses inputs which have a significant effect on the recorded fair value are not based on observable market data.

For all financial assets and liabilities the carrying amount is a reasonable approximation of their fair value except for the derivatives that are accounted for at fair value.

The fair value measurement of the derivatives can be categorised as level 2.

The fair value of the interest swaps is calculated as the present value of estimated future cash flows. The fair value of the currency swaps is determined using forward exchange market rates at the balance sheet dates. All inputs that have a significant effect on the fair value are observable, directly or indirectly.

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Finance leases

Assets

The property, plant and equipment include the following amounts where the Group is a lessee under a finance lease:

(in thousand euro)	31 December 2013
Cost - capitalized finance leases	8 952
Accumulated depreciation	-3 774
Net amount of assets in leasing	5 178

The net amount of the finance leases concern following investments:

(in thousand euro)	31 December 2013
Land	32
Buildings	5 013
Plant, machinery and equipment	5
Furniture and vehicles	128
Net amount of assets in leasing	5 178

Liabilities

Finance lease liabilities - minimum lease payments:

(in thousand euro)	31 December 2013
Not later than 1 year	881
Later than 1 year and not later than 5 years	2 264
Later than 5 years	0

Total minimum lease payments	3 145

Future finance charges on finance leases	-316
Present value of finance lease liabilities	2 829

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The present value of finance lease liabilities is as follows:

(in thousand euro)	31 December 2013
Not later than 1 year	748
Later than 1 year and not later than 5 years	2 081
Later than 5 years	0
Present value of finance lease liabilities	2 829

Operating leases

The operating leases concern mainly buildings, warehouses and company cars.

The non-cancellable operating leases are payable as follows:

(in thousand euro)	31 December 2013
Not later than 1 year	10 622
Later than 1 year and not later than 5 years	31 292
Later than 5 years	11 616
Operating leases - minimum lease payments	53 530

6.13 Other current payables

(in thousand euro)	31 December 2013
Other payables	15 008
Accrued charges	23 611
Other current payables	38 619

Other current payables include amongst others payables related to acquisitions completed in this and previous periods.

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7.	Miscellaneous items

7.1 Contingencies

There are no pending disputes with tax authorities in 2013.

7.2 Off balance sheet rights and obligations

•	The bank loans of Omega Pharma SAS (France) are backed up by a Letter of Intent to the value of 60 million euro by Omega Pharma NV.

•	Within the framework of local statutory reporting requirements, Omega Pharma NV, a fully consolidated subsidiary, has assumed full liability for a number of fully consolidated subsidiaries in the Netherlands, Ireland, United Kingdom, Austria, Italy, Greece and Germany.

•	In addition a number of items have been entered into the ordinary course of business (such as factoring).

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7.3 Business combinations

In 2013, Omega Pharma acquired Naturoteek NV, a Belgian company that markets three brands: Buurmans, Vitafytea and Etixx (share deal). Omega Pharma also acquired the Arterin brand (asset deal). In addition in 2013, Omega Pharma closed the final part of the GSK transaction, namely the Ukrainian-related part of the brands.

On 1 June 2012, Omega Pharma substantially completed the acquisition of 54 European OTC brands from GSK together with a production plant in Herrenberg (Germany), and on 15 November 2012, the Group acquired the OTC pain relief brand Optalidon. Besides those acquisitions, Omega Pharma acquired a number of other brands: Dynarax (Belgium), Vitafytea (Belgium), Biokosma (France) and DunMedic (Sweden). All these acquisitions are considered as business combinations and hence accounted for according IFRS 3 R.

The acquired brands also strengthened Omega Pharma’s position in key segments of the European OTC market. The new brand combinations represent strong market shares in the segments of cough-and-cold-and-allergy remedies (including nasal hygiene products), sleeping aids and natural remedies. Moreover, this acquisition also provides Omega Pharma with a solid platform in previously unexplored major segments of the OTC market, including pain relief products and female intimate hygiene products.

For the GSK acquisition, the acquisition price was set at €470 million, including an initial stock take-over.

Nearly all GSK brands were included in the group results as from June 1st 2012 and represent 14% of the consolidated turnover in 2012. The gross margin of the GSK brands was €95.3 million, which represented 63.7 % of the GSK sales.

Most of the GSK brands are not subject to seasonal fluctuations of their sales.

The contribution of the other business combinations (Optalidon and others) is considered to be not material and therefore not further disclosed.

All acquisition costs have been expensed and are accounted for as “non-recurring expenses”.

In conformity with IFRS 3, the purchase price allocation and the goodwill calculation were done on a preliminary basis and may still be modified within twelve months following the acquisition date.

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	Arterin			Naturoteek			GSK (Ukrainian Brands)			2013
(in € thousand)	Book value	Fair value adjustments	Fair value	Book value	Fair value adjustments	Fair value	Book value	Fair value adjustments	Fair value	Book value	Fair value adjustments	Fair value
Non-current assets	10 000	0	10 000	5 649	2 902	8 551	10 600	-873	9 727	26 249	2 029	28 278
Intangible assets	10 000	0	10 000	5 649	2 902	8 551	10 600	-873	9 727	26 249	2 029	28 278
Property, plant and equipment	0	0	0	0	0	0	0	0	0	0	0	0
Other non-current assets	0	0	0	0	0	0	0	0	0	0	0	0
Deferred tax assets	0	0	0	0	0	0	0	0	0	0	0	0
Current assets	0	0	0	0	0	0	0	0	0	0	0	0
Cash and cash equivalents	0	0	0	0	0	0	0	0	0	0	0	0
Other current assets	0	0	0	0	0	0	0	0	0	0	0	0
Non-current liabilities	0	0	0	0	0	0	0	0	0	0	0	0
Deferred tax liabilities	0	0	0	0	0	0	0	0	0	0	0	0
Other non-current liabilities	0	0	0	0	0	0	0	0	0	0	0	0
Current liabilities	0	0	0	0	0	0	0	0	0	0	0	0
Net assets acquired	10 000	0	10 000	5 649	2 902	8 551	10 600	-873	9 727	26 249	2 029	28 278
Goodwill			1 549						30			1 778

Total consideration			11 549			8 551			9 757			30 056

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7.4 List of consolidated companies

Following companies are consolidated according to the global consolidation method:

Abtei Omega Pharma GmbH Benzstraße 25 - 71083 Herrenberg (Germany)	100%

ACO Hud AB Box 622 - 194 26 Upplands Väsby (Sweden)	100%

ACO Hud Nordic AB Box 622 - 194 26 Upplands Väsby (Sweden)	100%

ACO Hud Norge AS Okern Bus 95 - NO-0509 Oslo (Norway)	100%

ACO Pharma OY Gardsbrinken 1A - FI02240 Esbo (Finland)	100%

AdriaMedic SA Zare Ouest - 4384 Ehlerange (Luxembourg)	100%

Adriatic BST d.o.o. Verovškova ulica 55 - 1000 Ljubljana (Slovenia)	100%

Adriatic Distribution d.o.o. Ljubostinjska 2/C5 - 1100 Belgrado (Serbia)	100%

Auragen Pty Ltd Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)	100%

Aurios Pty Ltd Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)	100%

Aurora Pharmaceuticals Ltd Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)	100%

Belgian Cycling Company NV Venecoweg 26 - 9810 Nazareth (Belgium)	100%

Bional The Netherlands BV Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)	100%

Biover NV Venecoweg 26 - 9810 Nazareth (Belgium)	100%

Bioxydiet SARL Avenue de Lossburg 470 - 69480 Anse (France)	100%

Bittner Pharma LLC Business Center ‘Novosuschevskiy’ - 127018 Moskou (Russia)	100%

Chefaro Ireland Ltd Northwood Office Park, the Crescent building, first floor, block A Dublin 15 (Ireland)	100%

Chefaro Pharma Italia SRL Viale Castello della Magliana 18 - 00148 Roma (Italy)	100%

Cinetic Laboratories Argentina SA Av. Triunvirato 2736 - City of Buenos Aires (Argentina)	100%

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Cosmediet - Biotechnie SAS Avenue de Lossburg 470 - 69480 Anse (France)	100%

Damianus BV Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands))	100%

Deutsche Chefaro GmbH Benzstraße 25 - 71083 Herrenberg (Germany)	100%

Herbs Trading GmbH Hauptplatz 9 - 9300 St. Veit an der Glan (Austria)	100%

Hipocrate 2000 SRL SC 6A Prahova Street, sector 1 - Bucharest (Romania)	100%

Hud SA Zare Ouest - 4384 Ehlerange (Luxembourg)	100%

Interdelta SA Route André Piller 21 - 1762 Givisiez (Switzerland)	81,54%

Jaïco RDP NV Nijverheidslaan 1545 - 3660 Opglabbeek (Belgium)	100%

JLR Pharma SA Au Village 107 - 1745 Lentigny (Switzerland)	100%

Laboratoire de la Mer SAS ZAC de la Madeleine - Avenue du Général Patton - 35400 Saint Malo (France)	100%

Laboratoires Omega Pharma France SAS Rue André Gide 20, BP 80 - 92320 Châtillon (France)	100%

Medgenix Benelux NV Vliegveld 21 - 8560 Wevelgem (Belgium)	100%

Modi Omega Pharma (India) Private Limited 1400 Modi Tower - 98 Nehru Place - New Delhi - 110019 (India)	50%

Omega ACO AS Slotsmarken 18 - DK-2980 Hörsholm (Denmark)	100%

Omega Alpharm Cyprus Ltd Agiou Mamandos Office 52, 103 - 2230 Lakatamia (Cyprus)	100%

Omega Pharma A.S. Dražni 253/7 - 627 00 Brno (Czeck Republic)	100%

Omega Pharma Australia Pty Ltd Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)	100%

Omega Pharma Austria Healthcare GmbH Rennweg 17 - 1030 Vienna (Austria)	100%

Omega Pharma Baltics SIA Karla Ulmana gatve 119 - Marupe - Marupes district - LV-2167 (latvia)	100%

Omega Pharma Belgium NV Venecoweg 26 - 9810 Nazareth (Belgium)	100%

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Omega Pharma Capital NV Venecoweg 26 - 9810 Nazareth (Belgium)	100%

Omega Pharma España SA Plaza Javier Cugat, 2 - Edificio D - Planta primera - 08174 Sant Cugat del Vallés (Spain)	100%

Omega Pharma GmbH Reisnerstrasse 55-57 - 1030 Vienna (Austria)	100%

Omega Pharma Hellas SA 19 km of Athens - Lamia Nat. Road - 14671 Nea Erythraia (Greece)	100%

Omega Pharma Holding Nederland BV Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)	100%

Omega Pharma Hungary Kft. Ady Endre utca 19.III/312 - 1024 Budapest (Hungary)	100%

Omega Pharma Innovation and Development NV Venecoweg 26 - 9810 Nazareth (Belgium)	100%

Omega Pharma International NV Venecoweg 26 - 9810 Nazareth (Belgium)	100%

Omega Pharma IP Ltd Zare Ouest - 4384 Ehlerange (Luxembourg)	100%

Omega Pharma Kişisel Bakim Ürünleri Sanayi ve Ticaret Ltd. Şirketi Şerif Ali Mah. Emin Sok 15, Y. Dudullu Ümraniye - 34000 Istanbul (Turkey)	100%

Omega Pharma Ltd Vauxhall Bridge Road 32 - SW1V 2SA London (United Kingdom)	100%

Omega Pharma Luxembourg SARL Zare Ouest - 4384 Ehlerange (Luxembourg)	100%

Omega Pharma Manufacturing GmbH & Co. KG Benzstraße 25 - 71083 Herrenberg (Germany)	100%

Omega Pharma Manufacturing Verwaltungs GmbH Benzstraße 25 - 71083 Herrenberg (Germany)	100%

Omega Pharma NV Venecoweg 26 - 9810 Nazareth (Belgium)	100%

Omega Pharma Nederland BV Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)	100%

Omega Pharma New Zealand Ltd 183 Grenada Street - Arataki Tauranga 3116 (New-Zealand)	100%

Omega Pharma Poland Sp.z.o.o. Dabrowskiego 247-249 - 93 232 Lodz (Poland)	100%

Omega Pharma Portuguesa Lda Edificio Neopark - Av. Tomás Ribeiro 43 - PT-2795-574 Carnaxide (Portugal)	100%

Omega Pharma Singapore Pte Ltd 100 Jalan Sultan - # 09-06 Sultan Plaza - Singapore 199001 (Singapore)	100%

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Omega Pharma SAS Rue André Gide 20, BP 80 - 92321 Châtillon (France)	100%

Omega Pharma s.r.o. (Slovakia) Tomasikova 26 - 821 01 Bratislava (Slovakia)	100%

Omega Pharma Trading NV Venecoweg 26 - 9810 Nazareth (Belgium)	100%

Omega Pharma Ukraine LLC 9 Borispolskoya str., Kiev City 02099 (Ukraine)	100%

OmegaLabs Pty Ltd Wedgewood Office Park Muswell Road South 3 - Johannesburg (South Africa)	51%

Omega Teknika Ltd Northwood Office Park, the Crescent building, first floor, block A Dublin 15 (Ireland)	100%

Paracelsia Pharma GmbH Benzstraße 25 - 71083 Herrenberg (Germany)	100%

Pharmasales Pty Ltd Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)	100%

Promedent SA Zare Ouest - 4384 Ehlerange (Luxembourg)	100%

Richard Bittner AG Reisnerstrasse 55-57 - 1030 Wenen (Austria)	100%

Rubicon Healthcare Holdings Pty Ltd Units # 48, 49, 50 and 51, N°7, Narabang Way, Belrose NSW 2085 (Australia)	100%

Samenwerkende Apothekers Nederland BV Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)	100%

ViaNatura NV Venecoweg 26 - 9810 Nazareth (Belgium)	100%

Wartner Europe BV Kralingseweg 201 - 3062 CE Rotterdam (The Netherlands)	100%

Following companies have been removed from the consolidation circle in the course of 2013:

•	Carecom International SA (liquidated in 2013)

•	Bional International BV (liquidated in 2013)

•	Omega Pharma Kişisel Bakim Ürünleri Sanayi ve Ticaret Ltd. Şirketi (merged with Aktif Kişisel Bakim ve Sağlik Ürünleri Dağitim Ticaret Ltd. Şirketi in 2013. After the merger, the name of the company was modified in: Omega Pharma Kişisel Bakim Ürünleri Sanayi ve Ticaret Ltd. Şirketi)

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7.5 Significant events after balance sheet date

There are no significant events after balance sheet date.

7.6 Related parties

Related parties refer to the members of the executive committee and the non-executive members of the board of directors. In 2013, a total amount of 2.6 million has been paid to related parties, of which €2.5 million to members of the executive committee and €0.1 million to non-executive members of the board of directors. In 2012, the total amount paid to related parties was €2.2 million (€2.1 million to members of the executive committee and €0.1 million to non-executive members of the board of directors). The amounts mentioned cover both base and variable remuneration components as well as resignation compensations, and equal the total cost to the Company. No social security expenses nor retirement benefit expenses are due by the Company.

In the course of 2013 and 2012 no warrants have been granted to the members of the executive committee nor to the non-executive members of the board of directors.

In the event of any requests for resignation of a member of the executive committee, a settlement will be applied that corresponds in most cases with the fixed remuneration component for one year. No other settlements are in place.

There are no other related parties except members of the executive committee and non-executive members of the board of directors

7.7 Warrants

On 3 February 2012, the takeover bid by Omega Pharma Invest NV (formerly Couckinvest NV) on all shares and warrants issued by Omega Pharma NV was closed. Warrant holders who did not tender their warrants during this procedure were contacted individually in order to transfer and pay their warrants on the payment date of 17 February 2012. All warrants outstanding on 31 December 2012 were acquired in the takeover bid.

As per 31 December 2013 there are no warrants outstanding.

7.8 Dividend

In 2012, an interim dividend of a total amount of 61.2 million euro was paid.

To the annual shareholders’ meeting of 22 April 2014, we will propose not to pay out a dividend over the period 2013.

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7.9 Shareholders’ structure

Based on the most recent notifications, the shareholders’ structure as per 31 December 2013 was as follows:

Situation at 31 December 2013	Number of shares	Percentage of the total
Alychlo NV (shares A)	334 488 868	46.74%
HoldCo I BE NV (shares B)	339 790 841	47.48%
Management (shares C)	11 068 548	1.55%

Total A - B - C shares	685 348 257	95.77%

Treasury shares (shares D)	30 243 983	4.23%

Total number of outstanding shares and voting rights	715 592 240	100.00%

Marc Coucke is the principal shareholder, the chairman of the board of directors and managing director of Alychlo NV. Alychlo NV is the main shareholder of Omega Pharma Invest NV.

61.6 per cent of the shares of Holdco I BE NV are owned by Holdco I BE B.V., a private company under Dutch law with statutory address 1097 JB Amsterdam, Prins Bernhardplein 200 Amsterdam (The Netherlands). All shares of Holdco I BE B.V. are held by Waterland Private Equity Fund V C.V., a partnership with limited liability under Dutch law with staturory address Nieuwe’s Gravelandseweg 17, 1405 HK Bussum (The Netherlands). Waterland Private Equity Fund V C.V. is an investment fund managed by Waterland Private Equity Investments B.V.

38.4 per cent of the shares of Holdco I BE NV are owned by Hao Investments S.a.r.l., a limited company under Luxembourg law with the sole purpose to invest in Holdco I BE NV. The shares of Hao Investments S.a.r.l. are held by a number of investment funds advised or managed by Hamilton Lane Advisors LLC, HarbourVest Partners LLC en StepStone Group LLC, three American advisors and managers of private equity investments.

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7.10 Information on the auditor’s remuneration and related services

The statutory auditor is PricewaterhouseCoopers Bedrijfsrevisoren BCVBA, represented by Peter Opsomer.

(in €)
Audit fee for the Group audit 2013
Omega Pharma Group	749 165
Audit fee for PricewaterhouseCoopers Bedrijfsrevisoren	291 244
Audit fee for parties related to PricewaterhouseCoopers Bedrijfsrevisoren	457 921
Additional services rendered by the Auditor to the Group
Other engagements to the Auditor’s mandate	10 500
Tax advisory services
Other services	10 000
Additional services rendered by parties related to the Auditor to the Group
Other engagements linked to the Auditor’s mandate
Tax advisory services	143 234
Other services	156 960

The audit committee of Omega Pharma NV confirmed that the above-listed additional services do not impair the independence of the statutory auditor.

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